EXHIBIT 99.1

NEWS RELEASE

PEOPLE’S UNITED FINANCIAL, INC. CONTACTS

Investors:	Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

Media:	Valerie C. Carlson
Corporate Communications
203.338.2351
valerie.carlson@peoples.com

FOR IMMEDIATE RELEASE

June 25, 2012

PEOPLE’S UNITED BANK COMPLETES ACQUISITION OF 57 BRANCHES IN METRO NEW YORK AREA

BRIDGEPORT, CT – People’s United Financial, Inc. (NASDAQ: PBCT) announced today that its banking unit, People’s United Bank, has completed its acquisition of 57 branches in the greater New York metro area from RBS Citizens, N.A. As expected, in addition to the 56 locations originally announced, one new branch was opened, resulting in a total of 57 acquired branches. The acquisition was effective at 11:59 p.m. Friday. People’s United has assumed approximately $324 million in deposits associated with these branches and paid Citizens a 1% premium on the assumed deposits in the all-cash transaction valued at $3.24 million.

Fifty-three of the branches are in Stop & Shop supermarkets and four are traditional branches. People’s United currently operates 87 Stop & Shop branch locations in Connecticut and has enjoyed a strong relationship with the supermarket company since 1995. With the addition of the 44 acquired branches located in southern New York, People’s United now serves customers in approximately 100 branches in the New York metro area.

“We are pleased to welcome our new customers and employees to People’s United Bank as we expand and deepen relationships in the greater New York market, the nation’s largest market,” said Jack Barnes, President and Chief Executive Officer of People’s United Bank. “As the premier regional bank headquartered in the Northeast, we look forward to offering increased lending resources and additional products and services to our new customers.

“These new branches add additional convenience and service for our Long Island customers as well as an additional source of core deposit funding to the bank,” Barnes added. “The significant similarities between the Long Island market and Connecticut, where we have built a strong and thriving brand, give us confidence in our ability to repeat the success we have had with our Stop & Shop branches in Connecticut.” People’s United offered all employees at the Citizens branches comparable positions at People’s United.

“We offer a superior in-store banking experience and anticipate that the combination of our new in-store branches and our existing metro New York area traditional branches will result in an increase in traffic throughout our southern New York franchise,” Barnes said. “We are proud to be the exclusive provider of banking services at 140 Stop & Shop stores in the greater New York metro and Connecticut markets where the bank’s strong partnership with Stop & Shop allows us to leverage our brand with the approximately 2.7 million shoppers who visit Long Island, southern New York and Connecticut Stop & Shop stores every week.”

About People’s United Bank.

People’s United Bank is the premier regional bank headquartered in the Northeast with approximately $28 billion in assets. People’s United provides a full product suite of consumer, commercial banking and wealth management services through a network of 417 branches in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine.

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